Exhibit 10.20
October 31, 2023

Andrew Archambault

Dear Andrew:

Congratulations, I am pleased to formally extend this offer of appointment to the position of President, US Refreshment Beverages of Keurig Dr Pepper Inc. (“KDP or the “Company”) reporting to Tim Cofer, Chief Operating Officer. The effective date of this appointment is November 6, 2023.

Your new annual salary will be $750,000, payable on a bi-weekly basis less applicable taxes and authorized withholdings.

You will continue to participate in the Company’s annual incentive plan with an annual bonus target of 80% of your base salary, and in accordance with the terms in effect at the time of payout. For 2023, your bonus will be pro-rated based on time, salary and bonus target in each position.

You will also continue to be eligible to participate in the KDP long-term equity incentive program with a new annual award value of $1,500,000, subject to the vesting and other terms and conditions set forth in the definitive documents. Your next full annual award is anticipated to be in March 2024, subject to approval by the Remuneration and Nomination Committee of the Board of Directors.

In addition to the ongoing compensation outlined above, you will receive a one-time Restricted Stock Unit (RSU) award with a face value of $2,000,000 to be granted on November 20, 2023. The vesting for this award will be 25% on the second, third, fourth and fifth anniversary of the grant date (0/25/25/25/25%). This award will be subject to certain terms and conditions, including a requirement to achieve and maintain an investment level matching the face value of the award by the fifth anniversary of the grant date. Additional details will be provided in the grant award document.

Congratulations again on this well-deserved opportunity. I look forward to continuing to work with you as we continue to evolve Keurig Dr Pepper into a modern beverage company.

As your acceptance of these terms, please sign and return this letter by November 1, 2023.

Best Regards,

/s/ Bob Gamgort
Bob Gamgort
Chairman & CEO

/s/ Andrew Archambault                        11/1/2023
M. Andrew Archambault    Date